Exhibit 10.1
ChargePoint, Inc.
240 East Hacienda Avenue | Campbell, CA 95008 USA
+1408.841.4500 or US toll-free +1.877.370.3802

August 16, 2024

David Vice

Dear David,

On behalf of ChargePoint, Inc. (the “Company”), I am pleased to offer you the full-time position of Chief Revenue Officer reporting directly to me. It is expected that you will be working out of your home office, unless you are traveling on company business. As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto. If, after careful review, the terms discussed below and, in the attachments, hereto are acceptable to you, please sign this offer letter and the attached Acknowledgement of At-Will Employment, Employee Proprietary Information and Inventions Agreement, and Mutual Arbitration Agreement where indicated and return them to us.

1.Compensation
a. Salary. You will be eligible to earn an initial annualized salary of $450,000 per year, paid on a semi-monthly basis, less applicable withholdings and deductions, in accordance with the Company’s regular payroll processes and policies.
b. Bonus. In addition, you will be eligible for participation in the Company’s executive bonus for each fiscal year, which runs from February 1 through January 31. The executive bonus program is based upon the Company’s execution relative to our Annual Operating Plan (AOP) and progress towards achievement of our annual corporate goals. Your initial target bonus will be equal to 100% of your annual base salary. A significant purpose of the executive bonus program is employee retention. This means that in order to earn the bonus you must be employed by the Company at the time of payment of the bonus. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The determinations of the Compensation and Organizational Development Committee (the “Compensation Committee”) of the Board of Directors of our parent, ChargePoint Holdings, Inc. (“Parent Board”) or its delegate with respect to you earning your bonus will be final and binding.

c. Incentive Stock Plan. We will recommend to the Compensation Committee that you be granted 650,000 restricted stock units (or RSUs) and approximately 877,500 performance-contingent RSUs (or PSUs), each representing the right to receive one share of our parent company’s common stock. The RSUs and PSUs will be subject to vesting restrictions and in the case of the PSUs performance-based vesting conditions pursuant to the terms and conditions set forth in the applicable award agreement to be entered into between you and our parent company and our parent company’s 2021 Equity Incentive Plan.

1 | Page

By execution of this letter, you acknowledge that any equity award is subject to approval by the Parent Board or Compensation Committee and is not guaranteed.

d. Severance. You shall be eligible to receive severance and other benefits in the event of an involuntary termination of employment, either before or after a Change in Control, in accordance with and pursuant to the Company’s Executive Severance Plan, as adopted by the Parent Board on February 29, 2024, as may be amended from time to time.

e. Paid Time Away, Holidays and Sick-Leave. As a full-time employee, you will be eligible for paid time away in accordance with the Company’s standard policies and procedures. Paid holidays and paid sick leave will likewise be provided in accordance with the Company’s standard policies and procedures, and as may be required by applicable law.
f. Benefits. As a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company for your position. The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan as it may be amended from time to time. For the avoidance of doubt, nothing in this offer letter prohibits our parent company or the Company from terminating or modifying any of their compensation or benefits programs at any time.
g.Expense Reimbursement. All reasonable business expenses incurred in the ordinary course of business, as part of your job duties and required for your job, will be reimbursed in accordance with the Company’s standard policies and procedures, which includes that they be supported by documentation.
2. [RESERVED]
3. Immigration Documentation. This offer is subject to your submission of an I-9 form within three (3) days of your first day of employment with satisfactory documentation respecting your identification and right to work in the United States.

4. At-Will Employment. Your employment with the Company is “at-will.” This means that your employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without cause and with or without notice. Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer.

Your acceptance of this offer is contingent upon your execution of the Company’s Acknowledgement of At-Will Employment, a copy of which is attached hereto as Exhibit A for your execution. This offer letter and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the “at-will” nature of your employment and can only be modified by written agreement signed by you and the CEO of the Company.

5. Employee Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon your execution of the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

6. Non-Compete and Outside Activities. As more fully set forth in the Company’s Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit B, you agree that,

2 | Page

while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company.

7. Arbitration. Your acceptance of this offer is contingent upon your execution of the Company’s Mutual Arbitration Agreement, a copy of which is attached hereto as Exhibit C for your execution.
As more fully set forth in the Mutual Arbitration Agreement, both you and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

8. [RESERVED]

9. Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

10. Integrated Agreement. This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement may only be changed by writing, signed by you and an authorized representative of the Company.

11. Severability. If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and the parties shall use their best efforts to find an alternative way to achieve the same result.

12. Background and Reference Check. This offer is contingent upon a successful background check and as well as reference checks with positive results.

13. Representations. By accepting this offer, you represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer. You further represent and warrant that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

If you wish to accept employment at the Company under the terms set out above and in the enclosed Acknowledgement of At-Will Employment, Employee Proprietary Information and Inventions Agreement and Mutual Arbitration Agreement, please sign and date this letter and the enclosed documents and return them to me. If you accept our offer, your first day of employment is anticipated to be September 15, 2024.

This offer will terminate if not accepted by you by close of business on August 20, 2024.

3 | Page

David, we look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Rick Wilmer            8/17/2024

Rick Wilmer
President and Chief Executive Officer

Approved and Accepted:

/s/ David Vice            8/20/2024

David Vice

cc: Employee File

4 | Page